Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 30, 2019, with respect to the consolidated financial statements of Clark Pest Control of Stockton, Inc. included in this Form 8-K/A dated July 12, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 333-224654, File No. 33-26056, File No. 33-47528, File No. 33-52355, File No. 333-49308, File No. 333-129789, File No. 333-143692, File No. 333-143693, and File No. 333-150339).

/s/ GATTO, POPE, & WALWICK, LLP

San Diego, California

July 3, 2019